COACHMEN INDUSTRIES, INC.
2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46514 • 574/266-2500 • Fax 574/266-2559

1st Quarter 2009 CONFERENCE CALL
April 28, 2009

CORPORATE PARTICIPANTS

 James Holden
 Coachmen Industries Incorporated - Corporate Secretary and Assistant General Counsel

 Rick Lavers
 Coachmen Industries Incorporated - President and CEO

 Colleen Zuhl
 Coachmen Industries Incorporated - CFO

 Rick Bedell
 Coachmen Industries Incorporated - President, Housing Group

 PRESENTATION

Operator

 Good morning, and welcome to Coachmen Industries Incorporated first quarter 2009 earnings conference call. All participants will be in a listen-only mode. This call is being recorded at the request of Coachmen Industries Incorporated. If anyone has any objections, you may disconnect at this time.

I would now like to introduce Mr. James Holden, Corporate Secretary and Assistant General Counsel for Coachmen Industries Incorporated. Mr. Holden, you may proceed.

 James Holden - Coachmen Industries Incorporated - Corporate Secretary and Assistant General Counsel

 Thank you, and welcome to this Coachmen conference call to review the Company's results for this first quarter ended March 31, 2009, which were released yesterday afternoon.

If you did not yet receive a copy of the press release, please call Amanda Passage at area code (616) 233-0500 to have one sent to you. The release is also available on many news sites, or it can be viewed from our corporate website at www.coachmen.com.

Before we start, let me offer the cautionary note that comments made during this conference call that are not historical facts, including those regarding future growth, corporate performance or products, are forward-looking statements within the context of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Many factors could cause actual results to differ materially from those expressed in the forward-looking statements. Information on the risks that could affect Coachmen's results may be found in the Company's recent filings with the Securities and Exchange Commission.

Comments made today represent management's views on April 28, 2009, and these views may change based on subsequent events and the risk factors detailed in the Company's public filings. Although these comments may be available for a period of time through the Company's website, the Company undertakes no obligation to update these comments during that period.

With that stated, I'll turn the call over to Rick Lavers, our President and Chief Executive Officer.

 Rick Lavers - Coachmen Industries Incorporated - President and CEO

 Thank you, Jamie, and good morning, everyone. With me today are Colleen Zuhl, our Chief Financial Officer; Rick Bedell, President of our Housing Group; and Todd Woelfer, our General Counsel.

Many things have changed very rapidly since our last conference call on February 2nd just over two-and-a-half months ago. However, I ended my remarks in that call saying we needed to raise additional capital. That has not changed. The need for capital has become immediate and acute. I stated then that we would be seeking to amend our articles of incorporation to permit us to issue preferred stock and that we would also investigate other alternatives for raising capital, whether it be debt, equity or a combination of both.

We have a pending resolution at this week's shareholders' meeting to allow us to issue preferred stocks. The vote count so far is very close. As of yesterday, it was failing. As of this morning, it is succeeding, but in both cases by slim margins. If you have not yet voted your shares, I urge you to vote them now in favor of that resolution. If you have voted against the resolution, I urge you to reconsider your vote and change it in favor of the resolution.

Some of you may have voted against it because of fears of dilution. There are worse scenarios than dilution. I assure you that the board offered this resolution because it is necessary. I don't intend to be dramatic, but the fate of the Company could well hang in the balance. I urge you to support this amendment for the article that will allow us the flexibility, if necessary, to issue preferred stock.

Let me explain. Many of you have seen the announcement of the settlement of the Kemlite lawsuit over RV sidewalls. The first payment under that settlement, net of fees and cost of litigation, will be in the amount of $8 million, and it is due on May 8th. Many of you have probably concluded that that satisfies our need for capital. Under normal business conditions, that would be a correct conclusion. However, under the current business conditions besetting this company, that is a dangerous and incorrect conclusion. This is because of timing and unanticipated external developments beyond our control and expectation.

The timing part is simple. We have won the Fort Bliss contract, as well as several smaller non-military major project and have been shortlisted on several other military opportunities. This is all good. Very good, in fact. Exactly what we worked and hoped for. Accordingly, we have now begun construction in order to fulfill our obligations under those contracts, which of course creates immediate increased demands for working capital.

We are also receiving the orders we anticipated for the ARBOC Mobility buses. Ramping up production and buying the necessary materials to build the busses also requires additional working capital. So far so good.

Timing as to need for what I would call this normally expected working capital is immediate. We may be able to resolve that through a combination of our modest cash availability and hopefully obtaining a loan against the Kemlite receivable.

However, as you also know, our auditors expressed an opinion about the health of our Company as a going concern in our 10-K. Of course, that was just before we settled Kemlite, entered into a new banking arrangement with Lake City Bank and received a bridge loan from one of our directors.

Nonetheless, this cautionary statement from our auditors prompted all kinds of speculation about the future of our Company, including whether we will file for bankruptcy. In turn, this caused the bonding company that formerly was satisfied to issue bonds for our military constructions based on our balance sheet to instead require 100% letters of credit in the full face amount of the bond. In order to obtain these letters of credit, we are forced to post 100% cash collateral.

This has turned our hard fought victories in winning major military construction projects into a big league problem. Until this changes, what this means is that for every $1 million in contracts that we win, we need to post $1 million in cash to the performance bond and also even cash and fees for bid bonds. This is not a viable long-term business model for obvious reasons. While we believe this is a temporary situation, it puts intolerable pressure on our balance sheet and our cash reserves in the very short term by enormously inflating our immediate need for cash when we were already cash constrained.

The situation is simple. We either need cash or other adequate and acceptable collateral or some third party to indemnify our bonds or another bonding entity that will not demand cash collateral in order to post the bonds necessary to proceed with the military contracts which we have won and on which we are shortlisted.

While we may be able to secure the bonds in the short term if we use the proceeds of the Kemlite settlement, we do not know how long the situation will prevail. Further, although the total settlement from Kemlite is $17.75 million, the net after payment of attorneys' fees and other costs of litigation is $14.2 million. The bridge loan that we received from one of our director shareholders must also be paid from these proceeds, which leaves roughly $12 million net available, assuming we can get a loan to get that immediately, as we do not receive our first installment on that settlement until May 8th and the last installment until July 1st.

We also have roughly $3 million in cash availability from other sources. Our cash reserves were reduced because of our losses in the first quarter. Due to our cost reduction efforts and without a major project to buoy us up in the first quarter, we had projected breaking even or, at worst, losing perhaps $1.5 million from operations this quarter. We missed this in part because of delays in the bus business, but primarily because traditional single-family housing sales were so poor.

Our internal projections were that sales would be flat as compared to 2008 to this part of our business, which we felt was reasonably conservative based on information from the field and because we had bucked the market for both the year, remaining essentially flat in sales in face of a 33.3% drop in nationwide housing starts, and for the fourth quarter, down only 21% in the face of a drop of 43% decrease in housing starts.

While we again outperformed the market in the first quarter of 2009, housing starts were down 52%, and our traditional housing business was down only 20% -- 21%. This year we had virtually no help from major projects. So even though we had significantly reduced our breakeven in the housing group, we still are reporting an overall loss from continuing operations of $6.1 million, which includes some nonrecurring items that we will detail.

So putting it all together, as we sit here today, we have roughly $15 million available, assuming we can get an advance from the Kemlite settlement proceedings and assuming no continuing losses in April. This gives us the working capital necessary for commercial major projects and bus chassis to support our specialty vehicle business but not enough to cover the 100% cash collateral now being demanded to bond the military construction contracts that we have within our grasp.

Ironically, the situation will quickly get worse the more successful we are. While we can get past the requirements for the $6.1 million first phase of Fort Bliss and maybe even some of the bid bonds for the other projects for which we have been shortlisted, we will be increasingly victimized by our own success when we are awarded the remaining $15 million of work at Bliss and even worse should we win the other $24 million in projects on which we are bidding.

Let me be very clear. We're not going out of business. We have the money to pay our bills. We have the money to operate in the traditional single family home arena as we have in the past and for commercial major projects that do not require bonding. We have sufficient resources to fulfill our plan for the bus business. What we do not have are the resources to continue to pursue military construction projects that must be bonded under conditions imposed by our bonding company, which projects constitute a substantial element of our sales projections for the year.

It is the extraordinary, extreme, and we believe unwarranted, conditions imposed by the bonding companies that is putting us in this position. Remember, these demands are on top of the $7 million in cash collateral already supporting other letters of credit, some of which are for other bonds with the same bonding company, such as Worker's Compensation bonds. Nevertheless, that is our reality.

It is vitally necessary that we find a solution to this bonding problem immediately. As it is caused by our perceived lack of liquidity, weakened balance sheet and lack of positive cash flow, the obvious solution is a stronger balance sheet coupled with several quarters of profitability. There's the catch-22. If we lose the military construction contracts, we may not be able to demonstrate the quarters of profitability to justify easier bonding terms. But if we don't have the bonds, we can't retain the military construction contracts.

We need either access to additional capital or some [subsidy] security to satisfy the bonding companies today. We have searched for months for a modest credit line from traditional and nontraditional banking sources. Suffice it to say that despite over $50 million in net assets and a profitable 2008, banks are just unwilling to lend to housing companies in this stressed housing market. We are very appreciative that Lake City Bank has stepped up and is the exception that proves the rule. But we need more than they are currently willing or able to lend.

We actively are exploring several other alternatives, including even joint ventures with other housing companies, which may have the unfortunate side effect of having to share our major project opportunities and perhaps even creating future competitors. However, none of the other alternatives has yet to (inaudible) the solution.

That is why it is so important that we have the alternative of preferred stock available to us. If that resolution does not pass and none of the other alternatives prove fruitful within the next week or so, we will either have to consider other diluted transactions or forego the military construction opportunities we have worked so hard to create, sacrificing the progress and strategic positioning we have achieved.

We have decided to change the format of this conference call. We will not extensively comment on market statistics, as everybody knows conditions are simply bloody awful. And we will not take time to regurgitate in detail the numbers expressing the results of the quarter, which we have already been released in written form -- which have already been released in written forum.

Instead, we've compiled a list of questions that have been asked of us by various questions. We will attempt to answer those questions and then spend some time on what we see ahead for both business segments. We may then take a few minutes for questions, if time remains.

Colleen?

 Colleen Zuhl - Coachmen Industries Incorporated - CFO

 Thanks, Rick.

As Rick mentioned, I will not regurgitate the earnings release numbers that were issued yesterday. Instead, let me first point out that certain nonrecurring costs were incurred in the first quarter continuing operating results that are not indicative of ongoing expenses. Specifically, $355,000 of inventory adjustments and reserves were recorded in cost of goods sold related to excess or potentially obsolete inventory, primarily at our North Carolina facility.

In addition, approximately $400,000 of expenses were incurred in the first quarter of 2009 related to the litigation with Kemlite, and nearly $100,000 of other expenses were incurred as a result of our search for a credit facility.

Thus, nearly $500,000 of expenses were incurred in general and administrative expenses for the first quarter that we do not anticipate occurring in future quarters of 2009.

In comparing numbers with 2008, I should also remind you that general and administrative expense was positively impacted by approximately $1 million of legal settlements and insurance recoveries in the first quarter of 2008. What this means that our G&A expense in 2009 and going forward in 2009 is lower than you might conclude at first blush.

Also, during the course of the first quarter, reductions in force totaling $1.6 million in compensation costs on an annualized basis were implemented, but the full impact of these reductions will not be realized until the second quarter and beyond.

Now, I will focus on answering some of the most common questions we are receiving from our shareholders.

The first question we hear frequently relates to where did the cash from the RV sale go and where did the cash at December 31, 2008 go during the first quarter of 2009?

The assets of the RV group were sold for $40.6 million on December 26, 2008, and we ended 2008 with $15.7 million in cash.

Let me once again provide a brief reconciliation of the cash from the RV sale. Of the $40.6 million sales price, $11.5 million went into escrow accounts to cover future warranty claims and losses from repurchase obligations and for the collections of accounts receivable, and $6.5 million went to provide 100% cash collateral for letters of credit held by our former banking partner. Together, this is $18 million, almost half of the proceeds from the sale, and the majority of these accounts are still on the balance sheet, but as restricted cash.

$2.7 million went to pay off the remaining outstanding balance on the credit line with our former bank, and a total of $4 million went to purchase tail insurance to protect against contingent liabilities that may arise out of the former RV group and to settle outstanding chassis purchase obligations. Net, this left us with approximately $15.7 million in cash at December 31, 2008.

[The escrow] accounts of $11.5 million included two accounts -- one for the collection of accounts receivable for $1.5 million, which was settled in the first quarter, and the other for $10 million to provide for warranty claims and losses from potential contingent RV repurchase obligations.

After nine months from the date of the sale, or September 2009, Coachmen Industries is entitled to receive any amount in the remaining escrow account greater than $6 million. After 18 months from the date of the sale, or June 2010, Coachmen Industries is entitled to receive any amount in the escrow account greater than $3 million. After 24 months, or December 2010, Coachmen Industries is entitled to receive any remaining escrow funds.

As I mentioned earlier, we started the first quarter of 2009 with $15.7 million of cash then received $2.3 million from a director for the bridge loan, $800,000 from life insurance proceeds, and borrowed $1.5 million from the company-owned life insurance policies. This provided us with cash of $20.3 million for the first quarter, of which we utilized cash of $17.9 million for the following purposes.

$3.1 million was used to pay off the floor plan notes of the former company-owned RV dealership. $2.8 million was used to pay down accounts payables. And approximately $6.3 million was used to pay a combination of various accrued expenses and other liabilities, including dealer incentives and coop advertising, deferred compensation, accrued sales commission and insurance accruals. And the first quarter operations -- and first quarter operations account for the remaining use of cash of approximately $5.7 million.

Please note that it would be incorrect to conclude that we will have an almost $2 million burn rate in the second quarter or thereafter because, as mentioned, there were nonrecurring expenses incurred in the first quarter, and we implemented cost-saving steps during the quarter which were not fully reflected in the first quarter. And as we shall discuss, revenues should improve in the second and subsequent quarters.

The second question often asks is how much remains that can be borrowed against the company-owned life insurance policies. As of March 31 and currently, there remains approximately $1 million.

We have also received numbers of questions related to the Kemlite settlement. The settlement of $17.75 million is the gross settlement. Attorney's fees and expenses on the settlement, including accrued fees owed, totaled $3.5 million, for a net settlement of $14.2 million.

Taxes of $5.4 million were incurred on the settlement, but were offset through the utilization of tax credits from the net loss from operations in the first quarter and the utilization of $3.4 million of net operating loss carried forward. All taxes except approximately $180,000 of AMP taxes were able to be offset with the credits and the NOLs.

Another area of frequent questions, especially since year-end, relates to the reserves for the remaining contingent liabilities of the RV group, primarily the warranty obligation and the repurchase obligation. Both obligations are fully reserved on the March 31, 2009 balance sheet at a conservative amount that management believes will fully cover these obligations. In addition, the reserves established for these obligations at December 31, 2008 have proved to be reasonable estimates based on the actual first quarter activity. Also, these obligations are being paid from the restricted escrow account, not the Company's general operating cash. Further, maximum possible repurchase obligations reduce substantially each and every month because the obligations run for a fixed period of months from the date of the sale, and RV sales began to significantly decline in April of 2008.

Let me wrap up quickly by quickly providing updates on matters discussed on previous calls or previously disclosed.

We have not yet sold any of the idle or excess properties we have listed for sale. We do have an offer we are currently considering on one property. Other than that, given the current economic conditions, we are not forecasting the sale of any of these properties in 2009. The book value of the properties listed for sale is slightly more than $7 million.

The note payable to one of our directors of $2.3 million is payable upon demand.

Now, I will turn the call over to Rick Bedell, President of the Housing Group.

 Rick Bedell - Coachmen Industries Incorporated - President, Housing Group

 Thank you, Colleen, and good morning, everyone.

It goes without saying that the housing market and the economy in general have created the most difficult conditions that we have ever experienced. I won't repeat the results for the quarter that we released just yesterday. However, I will point out that the housing market continued its steep decline, resulting in a 50.6% decline for the first quarter. Our revenues for privately owned housing sales declined just 20.9% for the same period. Although we are doing better than most, that is small consolation.

Our overall financial results disguise the true picture of our traditional business. Unlike the first quarter of 2008, we had no major military revenue in the first quarter of 2009. Our single-family sales for the first quarter of 2009 were $10.2 million, as compared to $12.9 million for 2008. This represents a 21% decrease year-over-year.

The Census Bureau reports that the U.S. housing market declined by 51% for the same period. Although this confirms that we outperform the overall housing market, we realize that this level of sales is so low that the comparison loses its meaning.

It is reasonable to expect the modest uptick in second quarter results due to the seasonality of our business, but the prospect for a significant rebound in the near term are slim at best. Absent from the first quarter, major projects are expected to contribute to our second quarter results, including the Fort Bliss barracks project and another three or four privately funded projects totaling approximately $7 million.

In view of the bonding situation mentioned earlier by Rick Lavers, it is important for the shareholders to understand the capital requirements for maintaining our presence in the military construction business. The Fort Bliss project includes an additional $15 million phase that has not yet been released for production. In addition, we are shortlisted on another military opportunity, and we are pursuing a third military project that have a combined potential of $24 million in revenue.

Given our success rate of nearly 60% on military opportunities, we can expect that our capital needs will increase by a like amount based on the current bonding requirements.

Further, we anticipate that additional military opportunities will continue to surface, especially as new congressional budgets are released as the end of the fiscal year approaches.

Outside of military construction, we have well over $200 million in commercial major projects in the hopper. These could result in over $40 million in sales for 2009.

People have inquired about our success in our [green and wired] offerings. In the current single-family home market, sales have been slow to materialize, but our efforts have generated numerous inquiries resulting in the Boulder County project, another pending major project sale and several opportunities and urban infill projects, including several in major metropolitan areas.

We believe that the new technologies are somewhat daunting for some of our traditional homebuilders, so we are actively pursuing new distribution methods for this segment of our product offerings.

We are also regularly asked about our backlog levels, but we will not be discussing those for competitive reasons.

We are also -- in March we announced a temporary closure of our North Carolina facility, and we have been asked when will this plant reopen. The answer to that question is the facility will remain closed until the housing market rebounds or major project activity justifies its reopening.

At the current time, we have no plans to close additional facilities, especially if we are able to maintain our presence in military construction.

Lastly, but perhaps most frequently, we are asked if we are seeing any evidence of a turn in the housing market. In terms of sales activity, that has not been the case. However, our recent participation of the Richmond Virginia Housing Show and our interaction with the attendees gives some cause for optimism, and we are also hearing from our builders and our own retail sales people that traffic in the model centers has been increasing.

I will now turn the call back to Colleen Zuhl for a discussion of our Specialty Vehicle business. Colleen?

 Colleen Zuhl - Coachmen Industries Incorporated - CFO

 Thank you, Rick. The first quarter has started off slowly for the ARBOC Mobility buses, as we did not receive the Altoona report or the approval to ship into Canada until mid-January. We had originally expected to receive those approvals in late 2008. These reports are prerequisites to any order funded with federal funds or shipments into Canada and represent virtually all orders received thus far.

In addition, the TARP funds have proved to be a mixed blessing. The stimulus funding induced communities to place or increase their planned orders. However, they added paperwork and procedures necessary under the TARP funding delayed actually receipt of those orders.

We are pleased to report that the orders are now flowing in. We have approximately six to eight weeks of production ready confirmed orders with another 100 orders for units in various stages of confirmation. Based on the current order flow, we are optimistic that we will achieve over 300 unit orders in 2009.

The preliminary field reports on the bus have been extraordinarily positive. The most immediate issue related to the bus production is the ramp up of production to meet demand. During the quarter, we have had many challenges to work through, including lead time violations for parts, which have caused starts and stops in the production, and sustaining our procedures to ensure fit and finish quality standards. We are successfully working through those challenges and are now hiring additional production personnel to ramp up to a target of one bus per day by the end of the quarter.

Although the operating results of the Specialty Vehicle segment were modest for the quarter with sales of approximately $1 million, we expect the sales volume to escalate dramatically in the second quarter and beyond.

Now, I'll turn the call back over to Rick Lavers:

 Rick Lavers - Coachmen Industries Incorporated - President and CEO

 Thanks Rick. Thanks Colleen.

We left 2008 with a profitable housing co, over $50 million in net assets and a small but significant amount of working capital. 2009 has proved to be a substantially worse market than anyone could have anticipated.

Losses in the first quarter and payment of obligations relating to the sold RV group reduced our cash availability.

But since the sale of the RV group, this company has suffered three unexpected major body blows. The first was the withdrawal of the promise bridge loan of $15 million and our inability to find a substitute lender.

The second was a surprise demand for 100% cash collateral for various letters of credit for our continued operations totaling roughly $7 million, reducing our cash availability by an equal amount.

These we managed to find a way to handle. With the settlement of the Kemlite litigation, we thought we would finally come through the crisis. But the third blow, this sudden demand for 100% cash collateral for performance and bid bonds on military construction projects is even more problematic. If we can solve it, we are coming into the traditionally better months for housing, approaching the widely predicted turn in the housing market, with a book of major projects we had projected for the year largely in hand when our bus business is ramping up. If we can solve it, we should have much better days ahead of us, beginning rather soon. But first, we have to solve this bonding problem.

The management team still believes strongly in this business. In fact, within the last two weeks, every member of the executive management committee attempted to buy shares directly from the Company, believing that putting cash directly into the Company, however modest our means to do so allowed, was better for the Company than trading shares in the market. However, advice from counsel prohibited consummation of these transactions because there are so many potential material developments swirling around, many of which we have discussed today.

Nevertheless, we do believe in the Company's future, especially if we can get by this bonding dilemma. And that is why we again urge those shareholders who share our belief in the future of the Company to vote yes on the authority to issue preferred stock so that if necessary those with both the resources and the belief in the Company's potential can help us solve it.

Going forward, we are unsure of the need for quarterly conference calls. We believe that we can communicate as effectively via a quarterly or even more frequent letter to our shareholders combined with timely press releases and 8-K filings as appropriate. Elimination of the conference calls would also help the Company further reduce expenses. If any of you feel strongly about the need for continued conference calls, we invite your comments.

Lastly, although it is not perhaps common knowledge, I had complete joint replacement surgery just over a week ago, and I am in the process of recuperation, but I've not yet regained full strength. My endurance is not yet what it needs to be. So we're going to end this conference call today without taking any questions.

As usual, however, we will be willing to accept individual calls from shareholders to the extent that we can within the limits of the Fair Disclosure regulations. We appreciate that you took the time to join us this morning, and we hope that we have anticipated and answered most of your questions.

Thank you for your interest and your support of Coachmen Industries. Good day.